Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

LANDOS BIOPHARMA, INC.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2019 EIP Common Stock	Other	1,824,900	$1.68	$3,065,832	$92.70 per million	$284.20

Equity	2021 ESPP Common Stock	Other	402,548	$1.68	$676,281	$92.70 per million	$62.69

Equity	Inducement Plan Common Stock	Other	1,000,000	$1.68	$1,680,000	$92.70 per million	$155.74

Total Offering Amounts					$5,433,113		$502.63

Total Fee Offsets							—

Net Fee Due							$502.63

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2019 EIP, 2021 ESPP and Inducement Plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 18, 2022.